                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration File No.: 33-75558

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 4, 2002)


                                  $420,000,000


[L-3 COMMUNICATIONS GRAPHIC OMITTED]


                        L-3 COMMUNICATIONS HOLDINGS, INC.

  4.00% SENIOR SUBORDINATED CONVERTIBLE CONTINGENT DEBT SECURITIESSM (CODESSM)
                  DUE 2011 AND 3,902,439 SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE CODES


                                  GUARANTEED BY


 L-3 Communications Corporation               L-3 Communications SPD Technologies, Inc.
 Coleman Research Corporation                 L-3 Communications Storm Control Systems, Inc.
 EER Systems, Inc.                            KDI Precision Products, Inc.
 Electrodynamics, Inc.                        Microdyne Corporation
 Henschel, Inc.                               MPRI, Inc.
 Hygienetics Environmental Services, Inc.     Pac Ord, Inc.
 Interstate Electronics Corporation           Power Paragon, Inc.
 L-3 Communications Aydin Corporation         Southern California Microwave, Inc.
 L-3 Communications DBS Microwave, Inc.       SPD Holdings, Inc.
 L-3 Communications ESSCO, Inc.               SPD Electrical Systems, Inc.
 L-3 Communications ILEX Systems, Inc.        SPD Switchgear, Inc.
--------------------------------------------------------------------------------

This prospectus supplement relates to:

-- $420,000,000 in aggregate principal amount of 4.00% Senior Subordinated Convertible Contingent Debt SecuritiesSM (CODESSM) due 2011;

-- The shares of our common stock issuable upon conversion of the CODES; and

-- The subsidiary guarantees of the CODES on behalf of each of our subsidiary guarantors.

This prospectus supplement, which supplements our prospectus dated January 4, 2002, contains information about the selling security holders.







NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


"Convertible Contingent Debt Securities" and "CODES" are service marks of Lehman Brothers Inc.

                                TABLE OF CONTENTS



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Selling Securityholders .........................................    S-2



     You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

                             SELLING SECURITYHOLDERS

     The selling holders are offering CODES and shares of common stock issuable upon conversion of the CODES under this prospectus supplement pursuant to existing registration rights conferred by the Registration Rights Agreement dated as of October 24, 2001 among L-3 Holdings, the Guarantors named therein and Lehman Brothers Inc., Bear, Stearns & Co., Inc. and Credit Suisse First Boston Corporation, as initial purchasers. The following table sets forth information, as of January 17, 2002, with respect to the selling holders and the principal amounts of CODES and number of shares of common stock into which the CODES are convertible beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the CODES or common stock into which the CODES are convertible. Because the selling holders may offer all or some portion of the CODES or the common stock, no estimate can be given as to the amount of the CODES or the common stock that will be held by the selling holders upon termination of any sales. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their CODES in transactions exempt from the registration requirements of the Securities Act or pursuant to our Registration Statement on Form S-3 and amendments or supplements thereto. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the CODES and common stock into which the CODES are convertible. Identification of any additional selling holders, if any, who exercise their registration rights, pursuant to the registration rights agreement mentioned above, will be made in the applicable prospectus supplement.



                                                                                                   SHARES OF
                                                                                                 COMMON STOCK
                                                            PRINCIPAL AMOUNT     PERCENTAGE OF   ISSUABLE UPON
                                                         OF CODES BENEFICIALLY    OUTSTANDING    CONVERSION OF
NAME                                                             OWNED            CODES OWNED      THE CODES
------------------------------------------------------- ----------------------- --------------- --------------
Akela Capital Master Fund, Ltd. .......................       $ 1,000,000             0.24%           9,291
Allstate Insurance Company ............................       $ 1,850,000             0.44%          17,189
Allstate Life Insurance Company .......................       $   650,000             0.15%           6,039
Amaranth LLC ..........................................       $ 1,500,000             0.36%          13,937
American Samoa Government .............................       $    51,000             0.01%             473
Attorney's Title Insurance Fund Inc. ..................       $   200,000             0.05%           1,858
Bancroft Convertible Fund, Inc. .......................       $ 1,000,000             0.24%           9,291
Black Diamond Capital I, Ltd. .........................       $   537,000             0.13%           4,989
Black Diamond Offshore LDC ............................       $   908,000             0.22%           8,436
Black Diamond Offshore Ltd. ...........................       $ 1,640,000             0.39%          15,238
BP Amoco PLC Master Trust .............................       $ 1,498,000             0.36%          13,918
BT Equity Opportunity .................................       $   750,000             0.18%           6,968
BTES--Convertible ARB .................................       $   750,000             0.18%           6,968
BTPO Growth vs. Value .................................       $ 2,000,000             0.48%          18,583
CALAMOS (Registered Trademark)  Market Neutral Fund
 CALAMOS (Registered Trademark)  Investment Trust .....       $10,000,000             2.38%          92,915
Chrysler Corporation Master Retirement Trust ..........       $ 5,490,000             1.31%          51,010
Clinton Multistrategy Master Fund, Ltd. ...............       $ 6,500,000             1.55%          60,394
Clinton Riverside Convertible Portfolio Limited .......       $ 9,500,000             2.26%          88,269
Consulting Group Capital Markets Funds ................       $   500,000             0.12%           4,645
Delta Air Lines Master Trust ..........................       $ 1,465,000             0.35%          13,612
Delta Pilots D&S Trust ................................       $   740,000             0.18%           6,875
D.F. Shaw Investments, L.P. ...........................       $   500,000             0.12%           4,645
D.F. Shaw Valence, L.P. ...............................       $ 2,000,000             0.48%          18,583
Deeprock & Co. ........................................       $ 2,300,000             0.55%          21,370
Double Black Diamond Offshore LDC .....................       $ 8,447,000             2.01%          78,485
Ellsworth Convertible Growth and Income Fund,
 Inc. .................................................       $ 1,000,000             0.24%           9,291
The Estate of James Campbell ..........................       $   160,000             0.04%           1,486
Fidelity Financial Trust: Fidelity Convertible
 Securities Fund ......................................       $ 2,000,000             0.48%          18,583
Fidelity Commonwealth Trust: Fidelity Mid-Cap
 Stock Fund ...........................................       $30,000,000             7.14%         278,745

                                                                                                SHARES OF
                                                                                              COMMON STOCK
                                                         PRINCIPAL AMOUNT     PERCENTAGE OF   ISSUABLE UPON
                                                      OF CODES BENEFICIALLY    OUTSTANDING    CONVERSION OF
NAME                                                          OWNED            CODES OWNED      THE CODES
---------------------------------------------------- ----------------------- --------------- --------------
First Union International Capital Markets Inc. ........    $12,500,000             2.98%         116,144
First Union National Bank .............................    $42,500,000            10.12%         394,889
First Union Securities Inc. ........................       $   750,000             0.18%           6,968
Forest Alternative Strategies II ...................       $   105,000             0.03%             975
Forest Fulcrum Fund L.L.P. .........................       $ 1,470,000             0.35%          13,658
Forest Global Convertible Fund Series A5 ...........       $ 6,272,000             1.49%          58,276
GLG Global Convertible Fund ........................       $ 7,100,000             1.69%          65,969
GLG Global Convertible UCITS Fund ..................       $   400,000             0.10%           3,716
GLG Market Neutral Fund ............................       $ 7,500,000             1.79%          69,686
GM Employees Global GRP Pen Tr. (ABS Return
 Portfolio) ........................................       $ 1,600,000             0.38%          14,866
Goldman Sachs & Company ............................       $   250,000             0.06%           2,322
Granville Capital Corporation ......................       $ 8,000,000             1.90%          74,332
HBK Master Fund L.P. ...............................       $ 7,500,000             1.79%          69,686
HFR Master Fund ....................................       $    50,000             0.01%             464
Highbridge International LLC .......................       $20,000,000             4.76%         185,830
Hotel Union & Hotel Industry of Hawaii .............       $   270,000             0.06%           2,508
James Campbell Corporation .........................       $   210,000             0.05%           1,951
Jeffries & Company Inc. ............................       $     6,000               --               55
Julius Baer Multibond Convertbond ..................       $   500,000             0.12%           4,645
Lipper Convertibles, L.P. ..........................       $17,750,000             4.23%         164,294
Lipper Offshore Convertibles, L.P. .................       $17,500,000             4.17%         162,601
LLT Limited ........................................       $   430,000             0.10%           3,995
Lyxor Master Fund c/o Forest Investment
 Management L.L.C. .................................       $   800,000             0.19%           7,433
Microsoft Corporation ..............................       $ 1,795,000             0.43%          16,678
Motion Picture Industry Health Plan -- Active
 Member Fund .......................................       $   505,000             0.12%           4,692
Motion Picture Industry Health Plan -- Retiree
 Member Fund .......................................       $   215,000             0.05%           1,997
OCM Convertible Trust ..............................       $ 3,330,000             0.79%          30,940
Onex Industrial Partners Limited ...................       $ 3,770,000             0.90%          35,029
OXA Trade & Finance Inc. ...........................       $   200,000             0.05%           1,858
Paloma Securities LLC ..............................       $42,500,000            10.12%         394,889
Partner Reinsurance Company Ltd. ...................       $   880,000             0.21%           8,176
Pebble Capital Inc. ................................       $ 2,060,000             0.49%          19,140
Peoples Benefit Life Insurance Company
 TEAMSTERS .........................................       $ 6,900,000             1.64%          64,111
PIMCO Convertible Fund .............................       $   800,000             0.19%           7,433
Pogue Capital International Ltd. ...................       $   300,000             0.07%           2,787
Qwest Occupational Health Trust ....................       $   200,000             0.05%           1,858
RBC Capital Services Inc. c/o Forest Investment
 Management L.L.C. .................................       $    43,000             0.01%             399
Retail Clerks Pension #2 ...........................       $ 2,300,000             0.55%          21,370
Silverado Arbitrage Trading, LTD ...................       $     1,000                                 9
Silvercreek II Limited .............................       $ 7,570,000             1.80%          70,336
Silvercreek Limited Partnership ....................       $ 2,600,000             0.62%          24,157
St. Albans Partners Ltd. ...........................       $ 6,900,000             1.64%          64,111
State Employees' Retirement Fund of the State of
 Delaware ..........................................       $ 2,185,000             0.52%          20,301
State of Connecticut Combined Investment Funds......       $ 4,595,000             1.09%          42,694
Sylvan (IMA) Ltd. c/o Forest Investment
 Management L.L.C. .................................       $   610,000             0.15%           5,667
Viacom Inc. Pension Plan Master Trust ..............       $    24,000               --              222
Worldwide Transactions Ltd. ........................       $   468,000             0.11%           4,348
Zurich Institutional Benchmarks ....................       $   281,000             0.07%           2,610
Zurich Master Hedge Fund c/o Forest Investment
 Management L.L.C. .................................       $   270,000             0.06%           2,508

                                       S-3